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                                                                    EXHIBIT 99.1
Conolog Reports Results for First Quarter of Fiscal 2005
Friday December 3, 2:36 pm ET


-- Expands Marketing Efforts to North American Utilities --

SOMERVILLE, N.J., Dec. 3 /PRNewswire-FirstCall/ -- Conolog Corporation (Nasdaq: CNLG - News), an engineering and design company that provides digital signal processing solutions to global electric utilities, announced today the results for the three months ended October 31, 2004.

The Company reported total revenues of $179,640 for the fiscal quarter ended October 31, 2004; a decrease of $58,077 or 24% as compared to revenues of $237,717 reported for the fiscal quarter ended October 31, 2003. The Company attributes this to the continued testing and completion of the PDR2000 platform such as the CM-100 Module high-speed communications system.

The Company reported selling, general and administrative expense of $392,153 for the fiscal quarter ended October 31, 2004 up from $255,629 for fiscal quarter ended October 31, 2003, an increase of $136,524. The Company attributes this to its continuing sales and marketing efforts in the Americas.

For the fiscal quarter ended October 31, 2004, the Company incurred a net loss from continuing operations of $120,163 or ($.03) per share, as compared to a net loss from continuing operations of $169,225 or ($.13) per share for fiscal quarter October 31, 2003.

Robert Benou, Chairman of Conolog's Board, stated, "During our first quarter of the new fiscal year, the Company has achieved its goal of being debt free, due to the conversion of $1 million from the issuance of convertible debentures and the additional exercise of warrants in exchange for $429,300. This quarter continues our aggressive marketing to U.S. and Canadian utilities. We are now field testing our products at 22 North American utilities, and look forward to sales increases in 2005."

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and manufactures electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company's INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081; National Financial Network, Geoffrey Eiten, Investor Relations; 781/444-6100, ext. 613 or email geiten@nfnonline.com, or visit http://www.nfnonline.com/cnlg.

This release contains forward-looking statements. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. The Company affected a one-for-ten reverse split on January 10, 2003, above references to per share amounts have been adjusted accordingly.